                                                                    EXHIBIT 99.1

                                                                  (DYNAMEX LOGO)
                                                                1870 Crown Drive
                                                                Dallas, TX 75234
                                                                    214-561-7500
                                                             Fax: (214) 561-7499

FOR IMMEDIATE RELEASE

For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com

                         DYNAMEX ANNOUNCES FIRST QUARTER
                            FISCAL YEAR 2004 RESULTS

FIRST QUARTER HIGHLIGHTS:

o        SALES INCREASE 13.5% TO $70 MILLION.

o        NET INCOME INCREASES 14.3% TO $2.2 MILLION OR $0.20 PER FULLY DILUTED
         SHARE.

o        EXPANDS LOGISTICS CENTER IN CHICAGO.

o        BEGINS SERVICE IN NEW MARKETS.

o        MANAGEMENT REAFFIRMS FY 2004 OUTLOOK.

DECEMBER 3, 2003 -- DALLAS, TEXAS -- Dynamex Inc. (Amex: DDN), a leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.2 million or $0.20 diluted earnings per share for the first quarter of FY 2004, an increase of 14.3% compared to the same period last year.

Sales increased 13.5% to $70 million in the FY 2004 first quarter compared to the prior year, the second consecutive quarterly sales record for the Company. Sales were positively impacted by a 15.9% increase in the average exchange rate between the Canadian dollar and the U.S. dollar compared to the prior year. Excluding the effect of the exchange rate, sales increased 8.2% this year compared to last year. Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $4.2 million compared to $4.1 million in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 8 of this release).

Selling, general and administrative ("SG&A") expenses increased 8.0% to $15.5 million in the FY 2004 first quarter compared to the prior year period. As a percentage of sales, SG&A expenses were 22.1% in FY 2004 compared to 23.2% in the prior year. Approximately 50% of the increase is due to the change in the exchange rate between the Canadian dollar and the U.S. dollar. The remaining increase in the current year quarter is primarily attributable to the relocation and expansion of our Chicago facility, the cost of additional personnel to manage and service significant new business startups in a number of U.S. locations, an increase in compensation expense related to a larger sales force and higher sales commissions from new

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DYNAMEX-FIRST QUARTER FISCAL YEAR 2004
December 3, 2003
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business, the expensing of stock options beginning this fiscal year, higher communication and software maintenance fees and increased state unemployment taxes and health insurance premiums.

Other income for the FY 2004 first quarter was $88,000 compared to $14,000 in the prior year period. The increase is primarily attributable to foreign currency transaction gains realized on the payment of Canadian dollar denominated inter-company royalties and interest to the U.S. parent in the current year quarter.

FIRST QUARTER HIGHLIGHTS

"We are very pleased with the results for the quarter," said Dynamex Chairman and CEO, Rick McClelland. "Our momentum in the same-day transportation industry continues to increase as evidenced by our 13.5% increase in sales and 14.3% increase in net income. We attribute this success to our outstanding workforce, our investment in the largest sales organization in our industry, our focus on regional and national customers and a business model that is geared to perform well in just about any economic environment because of our non-asset based, variable cost structure plus a service menu that allows Dynamex to scale operations to meet our customers' requirements.

"Our position in the same-day transportation industry is unmatched and strengthening," McClelland added. "No other single provider can match our scale, services, experience and coverage throughout the United States and Canada. This major differentiation between Dynamex and other providers is becoming increasingly evident to prospective customers as we continue to win new business. For example, during the past 120 days, Dynamex established just under 200 additional routes in 23 markets for certain National Accounts. Some of these installations were in new markets for Dynamex including Nevada and Michigan as well as additional locations in California.

"In order to meet this demand, we had to deploy start up teams in multiple markets simultaneously and at the same time add to our operational capabilities in order to meet new ongoing requirements. Although extremely challenging, the start-ups were successful both in terms of operational execution and economic results. This success was especially important as the on-demand market has remained generally flat," McClelland continued. "On the cost side of the house, our industry, like many others, continues to experience rising costs in a number of areas including insurance and health care. We will continue to vigorously pursue growth but also opportunities to improve our cost structure.

"We are continuing to reposition Dynamex in order to decrease our reliance on the sluggish on-demand market by responding to various, significant distribution opportunities," said McClelland "Keep in mind that just 36 months ago our business mix was 60% on-demand services whereas today it represents less than 44% of total sales. This is why the opening of our expanded Chicago Logistics Center is so important. Sales from operations in the Chicago area represent slightly less than 10% of our total sales in the U.S. and the opportunities on a go-forward basis are tremendous. In this facility we have over 50,000 square feet of warehouse space that is utilized for emergency parts banking plus deconsolidation and cross-docking related to our local

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DYNAMEX-FIRST QUARTER FISCAL YEAR 2004
December 3, 2003
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and regional same-day distribution service offerings. This facility also houses our on-demand dispatch operations, plus our local sales and general administrative functions. The Chicago area is a critically important market area for Dynamex and therefore this expansion of our capabilities is an extremely exciting event.

"A transition like ours is challenging but two things are reasonably clear," added McClelland. "First, we are capitalizing on new business opportunities. Second, our people are bottom line oriented as evidenced by our strong results during a prolonged 'down' market. The net result is strong penetration of our target markets and further improvement of our market position, achieved without negatively impacting earnings. We remain highly focused on enhancing the mid-to-long term prospects for Dynamex.

"We continue to forecast fiscal year 2004 net income of between $0.75 and $0.85 fully diluted earnings per share which would put us on track for a year-over-year earnings improvement of from 14% to 29%." McClelland concluded. "Through the balance of the fiscal year, we will continue to focus on increasing sales, improving net income and strengthening our capital structure by reducing debt. We believe we are well positioned to achieve these goals and further improve shareholder value."

DEBT REDUCTION

Long-term debt (including the current portion) was reduced by $0.6 million in the three months ended October 31, 2003. The Company borrowed $1.0 million under the bank line-of credit, paid the scheduled quarterly term-loan installment of $1.375 million and retired the remaining $248,000 of seller financing notes during the quarter. An additional bi-weekly payroll ($2.1 million), capital expenditures ($0.9 million) and increases in working capital ($3.4 million), less $1.5 million of cash payments by Canada to the U.S. for inter-company interest, royalties and a cash dividend are the principal reasons for the net increase in the bank line-of-credit.

MARGINS

The gross margin was 28.0% of sales in the current year quarter, down 6.0% compared to 29.8% in the prior year quarter due to the continuing shift in business mix from on-demand to other services and higher insurance and claims expense and down 2.4% compared to 28.7% in the fourth quarter of FY 2003. EBITDA, as a percentage of sales, was 6.1%, down from 6.6% in the prior year quarter due, in large part, to higher insurance and claims expense ($360,000), the Chicago facility relocation ($100,000), higher medical and dental premiums and state unemployment taxes ($150,000) and stock option expense ($50,000).

DEPRECIATION AND AMORTIZATION

Depreciation and amortization ("D&A") in the first quarter 2004 decreased to $512,000 from $580,000 in the first quarter of 2003. As a percent of sales, D&A was 0.7% compared to 0.9% in the prior year. The reduction in D&A in the current year is primarily attributable to lower capital expenditures in recent years.

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DYNAMEX-FIRST QUARTER FISCAL YEAR 2004
December 3, 2003
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INTEREST EXPENSE

Interest expense for the three months ended October 31, 2003 was $332,000, 46% below the prior year period. This decrease is primarily attributable to lower outstanding debt and a lower interest rate that includes a reduction of 100 basis points in the margin on outstanding loans in the current year quarter versus the prior year quarter due to the Company's improved EBITDA ratio.

OUTLOOK

The following outlook for FY 2004 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

Management remains focused on the long-term growth and profitability of the Company. The outlook presented herein is for the full fiscal year and does not address expected results of operations by quarter.

The Company expects year-over-year sales growth, including the foreign exchange impact, of between 12% and 16% for fiscal year 2004. The Company expects the Canadian exchange rate to average $0.74 for the remainder of this fiscal year.

Dynamex expects FY 2004 gross margins to decline versus the prior year as the percentage of scheduled and distribution and outsourcing sales increases compared to on-demand sales. The EBITDA margin is expected to range between 5.75% and 6.25% of sales for the full fiscal year. The Company expects SG&A expenses to increase in absolute dollars but decline as a percentage of sales. Incremental costs to comply with Sarbanes-Oxley are expected to range between $300,000 and $400,000 for the remainder of this fiscal year. Depreciation and amortization is not expected to change significantly in FY 2004 from current levels. Interest expense is expected to decline in FY 2004 due to a lower level of debt, relatively stable interest rates, lower amortization of financing costs and a reduction in the margins charged by the bank group. Capital expenditures are now expected to be in the $2.0 million range.

The Company expects the effective income tax rate for FY 2004 to be approximately 30% as available net operating loss carryforwards will offset taxable income in the U.S. This outlook does not contemplate recognizing the benefit of available, but unused U.S. tax benefits above those amounts utilized in the current year to offset taxable income.

The Company is reaffirming its expectation that net income for FY 2004 will range from $0.75 to $0.85 per fully diluted share. Also, the Company expects to reduce long-term debt by approximately $7.0 million in FY 2004.

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DYNAMEX-FIRST QUARTER FISCAL YEAR 2004
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INVESTOR CALL

The Company will host an investor conference call on Thursday, December 4, 2003 at 10:00 a.m. Central Daylight Time. All interested parties may access the call Toll-Free at 1-877-692-2592. A participant will need the following information to access the conference call: Company name - "Dynamex". A telephone replay of the conference call will be available through December 11, 2003 at Toll-Free 1-877-519-4471, Conference Pin #4342785.

The conference call will also be available on the Internet through CCBN's website, located at www.fulldisclosure.com, and the link is also available through the Company's website at www.dynamex.com. Please note that the call will not be webcast through Vcall's website as previously announced. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

                                      * * *

Dynamex is a leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company's Internet e-commerce services package, dxNow(TM), is available at www.dynamex.com and www.dxnow.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company's filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         OCTOBER 31,        JULY 31,
                                                                            2003              2003
                                                                        ------------      ------------
                                                                        (UNAUDITED)
                               ASSETS
CURRENT
Cash and cash equivalents                                               $      3,235      $      4,338
Accounts receivable (net of allowance for doubtful
    accounts of $809 and $721, respectively)                                  29,109            26,109
Prepaid and other current assets                                               2,185             2,453
Deferred income tax                                                            1,984             1,976
                                                                        ------------      ------------
    Total current assets                                                      36,513            34,876

Property and equipment - net                                                   4,766             4,287
Goodwill                                                                      45,348            44,743
Intangibles - net                                                                912               981
Deferred income taxes                                                          9,563            10,064
Other assets                                                                     779               590
                                                                        ------------      ------------
    Total assets                                                        $     97,881      $     95,541
                                                                        ============      ============

                               LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
CURRENT
Accounts payable trade                                                  $      5,664      $      6,564
Accrued liabilities                                                           15,217            14,805
Current portion of long-term debt                                              5,499             5,728
                                                                        ------------      ------------
    Total current liabilities                                                 26,380            27,097

Long-term debt                                                                13,741            14,116
                                                                        ------------      ------------
Total liabilities                                                             40,121            41,213
                                                                        ------------      ------------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized;
   none outstanding                                                               --                --
Common stock; $0.01 par value, 50,000 shares authorized;
   11,247 and 11,208 outstanding, respectively                                   112               112
Additional paid-in capital                                                    74,220            74,064
Accumulated deficit                                                          (18,000)          (20,250)
Unrealized foreign currency translation adjustment                             1,428               402
                                                                        ------------      ------------
TOTAL STOCKHOLDERS' EQUITY                                                    57,760            54,328
                                                                        ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $     97,881      $     95,541
                                                                        ============      ============

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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                THREE MONTHS ENDED
                                                    OCTOBER 31,
                                         ------------------------------
                                             2003               2002
                                         ------------      ------------
                                                  (UNAUDITED)
Sales                                    $     70,073      $     61,732

Cost of sales                                  50,450            43,309
                                         ------------      ------------

Gross profit                                   19,623            18,423

Selling, general and administrative
    expenses                                   15,484            14,341
Depreciation and amortization                     512               580
(Gain) loss on disposal of property
    and equipment                                 (19)               32
                                         ------------      ------------

Operating income                                3,646             3,470

Interest expense                                  332               613
Other (income) expense                            (88)              (14)
                                         ------------      ------------

Income before taxes                             3,402             2,871

Income tax expense                              1,152               903
                                         ------------      ------------

Net income                               $      2,250      $      1,968
                                         ============      ============

Basic earnings per common share:         $       0.20      $       0.18

Diluted earnings per common share:       $       0.20      $       0.17

Weighted average shares:
   Common shares outstanding                   11,237            11,207
   Adjusted common shares - assuming
      exercise of stock options                11,515            11,279

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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(IN THOUSANDS EXCEPT PERCENTAGE DATA)
CONTINUED

                                                       THREE MONTHS ENDED
                                                           OCTOBER 31,
                                                   --------------------------
                                                      2003             2002
                                                   ----------      ----------
                                                          (UNAUDITED)
Selected items as a percentage of sales:
 Sales                                                  100.0%          100.0%
 Cost of sales                                           72.0%           70.2%
                                                   ----------      ----------
 Gross profit                                            28.0%           29.8%
 Selling, general and
    administrative expenses                              22.1%           23.2%
 Depreciation and amortization                            0.7%            0.9%
 (Gain) loss on disposal of property
    and equipment                                         0.0%            0.1%
                                                   ----------      ----------
 Operating income                                         5.2%            5.6%

EBITDA Margin                                             6.1%            6.6%
EBITDA                                             $    4,246      $    4,064

Reconciliation of Non-GAAP Financial Measures:
Net income                                         $    2,250      $    1,968
Adjustments:
Income tax expense                                      1,152             903
Interest expense                                          332             613
Depreciation and amortization                             512             580
                                                   ----------      ----------
EBITDA                                             $    4,246      $    4,064
                                                   ==========      ==========

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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(IN THOUSANDS)

                                                                     THREE MONTHS ENDED
                                                                        OCTOBER  31,
                                                               ------------------------------
                                                                   2003              2002
                                                               ------------      ------------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)                                              $      2,250      $      1,968
Adjustments to reconcile net income  to  net cash provided
   by (used in) operating activities:
   Depreciation and amortization                                        512               580
   Provision for losses on accounts receivable                          203               183
   Deferred income taxes                                                493               467
   Stock option compensation                                             49                --
   (Gain) loss on disposal of property and equipment                    (19)               32
   Changes in current operating assets and liabilities:
   Accounts receivable                                               (3,203)           (2,118)
   Prepaids and other assets                                            268             1,206
   Accounts payable and accrued liabilities                            (488)            1,211
                                                               ------------      ------------
Net cash provided by operating activities                                65             3,529
                                                               ------------      ------------

INVESTING ACTIVITIES
Purchase of property and equipment                                     (928)             (257)
Net proceeds from disposal of property and equipment                     10                15
                                                               ------------      ------------
Net cash used in investing activities                                  (918)             (242)
                                                               ------------      ------------

FINANCING ACTIVITIES
Principal payments on long-term debt                                 (1,604)           (1,443)
Net borrowings under line of credit                                   1,000            (1,400)
Net proceeds from sale of common stock                                  107                --
Other assets and deferred offering costs                               (126)             (257)
                                                               ------------      ------------
Net cash used in financing activities                                  (623)           (3,100)
                                                               ------------      ------------

                                                               ------------      ------------
EFFECT OF EXCHANGE RATES ON CASH
    FLOW INFORMATION                                                    373                13
                                                               ------------      ------------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                 (1,103)              200
CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD                                               4,338             4,489
                                                               ------------      ------------
CASH AND CASH EQUIVALENTS,
    END OF PERIOD                                              $      3,235      $      4,689
                                                               ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                         $        282      $        487
                                                               ============      ============
Cash paid for (refunds of) taxes                               $        462      $        (75)
                                                               ============      ============


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